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                                                                     EXHIBIT 2

W.R. BERKLEY CORPORATION
165 Mason Street, P.O. Box 2518                        NEWS
Greenwich, Connecticut 06836-2518                      RELEASE
(203) 629-3000

FOR IMMEDIATE RELEASE    CONTACT:  William R. Berkley
                                   Chairman of the Board and
                                   Chief Executive Officer

Greenwich, Connecticut             January 3, 1996

                           W.R. BERKLEY CORPORATION
                            ELECTS JOHN D. VOLLARO
                     PRESIDENT AND CHIEF OPERATING OFFICER

          W.R. Berkley Corporation (NASDAQ: BKLY) announced today that the Board of Directors has elected John D. Vollaro President and Chief Operating Officer effective January 2, 1996.

          Mr. Vollaro, 51, is currently a Director of W.R. Berkley Corporation (Berkley) and President and a Director of Signet Star Holdings, Inc., a Berkley subsidiary. Mr. Vollaro previously held various positions as an officer of Berkley from 1974 until 1993. At the time he became President of Signet Star, he was Executive Vice President, Chief Financial Officer and Treasurer of Berkley.

          Mr. Vollaro, a certified public accountant, received a Bachelor of Science degree from Long Island University in 1966, and is a member of the American Institute of Certified Public Accountants.
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W.R. BERKLEY CORPORATION           NEWS RELEASE        PAGE 2

          Chairman William R. Berkley stated, "As a result of our acquisition of the minority interest in Signet Star Holdings and the realignment of the management of Signet Star, John will be able to devote a preponderance of his time to the affairs of W.R. Berkley Corporation. We are very pleased to welcome John back as our President and Chief Operating Officer."

          W.R. Berkley Corporation is a holding company which, through its subsidiaries, operates in four segments of the insurance business: regional property casualty insurance; reinsurance; specialty lines of insurance; and insurance services operations (which provide services to alternative insurance market mechanisms).